Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172899 on Form S-8 of Duke Energy Corporation of our report dated June 22, 2015, relating to the financial statements of the Savings Plan for Employees of Florida Progress Corporation (the Plan) which appears in the Annual Report on Form 11-K of the Plan for the year ended December 31, 2014.

/s/ McCONNELL & JONES LLP
Houston, Texas
June 22, 2015